Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-24135) pertaining to the Palm Harbor Homes, Inc. Employee Savings Plan, and in the Registration Statement (Form S-3 No. 333-52535) and in the related Prospectus of Palm Harbor Homes, Inc. and subsidiaries, of our report dated May 1, 2004, except for the last paragraph of Note 1 and Note 18 - Subsequent Event, both of which the date is June 28, 2004, with respect to the consolidated financial statements of Palm Harbor Homes, Inc. and subsidiaries included in this Annual Report (Form 10-K/A) for the year ended March 26, 2004.

June 28, 2004
Dallas, Texas